Exhibit 99.1
Hiland Reports Third Quarter 2008 Results
Enid, Oklahoma – November 6, 2008 – The Hiland companies, Hiland Partners, LP (NASDAQ: HLND) and Hiland Holdings GP, LP (NASDAQ: HPGP) today announced results for the third quarter of 2008.
Hiland Partners, LP Financial Results
Hiland Partners, LP reported net income for the three months ended September 30, 2008 of $18.6 million compared to net income of $3.3 million for the three months ended September 30, 2007. Net income per limited partner unit-basic for the third quarter of 2008 was $1.71 per unit compared to net income of $0.22 per unit in the corresponding quarter in 2007. Weighted average limited partner units outstanding were 9.3 million units for the three months ended September 30, 2008 and September 30, 2007. Adjusted net income, which adjusts for significant non-recurring and non-cash items as disclosed below, was $5.6 million for the three months ended September 30, 2008 compared to $3.2 million for the three months ended September 30, 2007.
For the three and nine months ended September 30, 2008, adjusted net income includes adjustments related to bad debt expense recorded and subsequently reversed as a result of the bankruptcy of SemGroup, L.P., a purchaser of natural gas liquids and condensate primarily at our Bakken and Badlands plants and gathering systems (see the header “SemGroup Payment” below for more discussion on this topic), and an unrealized gain related to a non-qualifying mark-to-market cash flow hedge for forecasted natural gas sales in 2010. A reconciliation of adjusted net income, a non-GAAP financial measure, to net income, the most directly comparable GAAP financial measure, is provided within the financial tables of this press release.
The increase in adjusted net income for the three months ended September 30, 2008 compared to the three months ended September 30, 2007 is primarily due to increased total segment margin associated with favorable gross processing spreads, significantly higher average realized natural gas and natural gas liquids prices, volume growth at the Woodford Shale gathering system and volume growth at the expanded Badlands gathering system, including the nitrogen rejection plant which commenced operations in August 2007, offset by increased operations and maintenance, general and administrative, depreciation and interest expenses.
Adjusted EBITDA (adjusted EBITDA is defined as net income plus interest expense, provisions for income taxes, and depreciation, amortization and accretion expense, and adjusted for significant non-cash and non-recurring items) for the three months ended September 30, 2008 was $18.6 million compared to $14.0 million for the three months ended September 30, 2007, an increase of 33%. A reconciliation of adjusted EBITDA, a non-GAAP financial measure, to net income, the most directly comparable GAAP financial measure, is provided within the financial tables of this press release. Total segment margin for the three months ended September 30, 2008 was $33.9 million compared to $21.8 million for the three months ended September 30, 2007, an increase of 55%. A reconciliation of total segment margin, a non-GAAP financial measure, to operating income, the most directly comparable GAAP financial measure, is provided within the financial tables of this press release. The increases in adjusted EBITDA and total segment margin are primarily attributable to favorable gross processing spreads, significantly higher average realized natural gas and natural gas liquids prices, volume growth at the Woodford Shale gathering system and volume growth at the expanded Badlands gathering system, including the nitrogen rejection plant which commenced operations in August 2007. The increase in total segment margin was also attributable to an unrealized gain of approximately $5.5 million related to a non-qualifying mark-to-market cash flow hedge for forecasted natural gas sales in 2010.
For the nine months ended September 30, 2008, Hiland Partners, LP reported net income of $17.5 million compared to net income of $7.9 million for the nine months ended September 30, 2007. Net income per limited partner unit-basic for the nine months ended September 30, 2008 was $1.17 per unit compared to net income of $0.53 per unit for the nine months ended September 30, 2007. Weighted average limited partner units outstanding were 9.3 million units for the nine months ended September 30, 2008 and September 30, 2007. Adjusted net income for the nine months ended September 30, 2008 was $15.2 million compared to $8.0 million for the nine months ended September 30, 2007.
The increase in adjusted net income for the nine months ended September 30, 2008 compared to the nine months ended September 30, 2007 is primarily due to increased total segment margin associated with favorable gross processing spreads, significantly higher average realized natural gas and natural gas liquids prices, volume growth at the Woodford Shale gathering system which commenced operation in April 2007 and volume growth at the expanded Badlands gathering system, including the nitrogen rejection plant which commenced operations in August 2007, offset by approximately $2.3 million as a result of the Badlands nitrogen rejection plant being temporarily taken out of service due to equipment failure in the first quarter of 2008 and increased operations and maintenance, depreciation, general and administrative and interest expenses.
Adjusted EBITDA for the nine months ended September 30, 2008 was $53.2 million compared to $37.2 million for the nine months ended September 30, 2007, an increase of 43%. Total segment margin for the nine months ended September 30, 2008 was $84.1 million compared to $58.0 million for the nine months ended September 30, 2007, an increase of 45%. The increases in adjusted EBITDA and total segment margin are primarily attributable to favorable gross processing spreads, significantly higher average realized natural gas and natural gas liquids prices, volume growth at the Woodford Shale gathering system which commenced operation in April 2007 and volume growth at the expanded Badlands gathering system, including the nitrogen rejection plant which commenced operations in August 2007. The increases in adjusted EBITDA and total segment margin were offset by approximately $2.3 million as a result of the Badlands nitrogen rejection plant being temporarily taken out of service due to equipment failure in the first quarter of 2008. The increase in total segment margin was also attributable to an unrealized gain of approximately $3.6 million related to a non-qualifying mark-to-market cash flow hedge for forecasted natural gas sales in 2010.
The Partnership reported distributable cash flow (“DCF”) of $21.2 million for the three months ended September 30, 2008, compared to $9.8 million for the three months ended September 30, 2007, an increase of 118%. As a Master Limited Partnership, cash distributions to limited partners are largely determined based on DCF. A reconciliation of DCF, a non-GAAP financial measure, to net income, the most directly comparable GAAP financial measure, is provided within the financial tables of this press release.
On October 24, 2008, Hiland Partners, LP announced an increase in its cash distribution for the third quarter of 2008. The declared quarterly distributions on Hiland Partners, LP’s common and subordinated units increased to $0.88 per unit (an annualized rate of $3.52 per unit) from $0.8625 per unit (an annualized rate of $3.45 per unit) for the second quarter of 2008. This represents a 2.0% increase over the prior quarter and a 16.6% increase over the distribution for the same quarter of the prior year. This distribution will be paid on November 14, 2008 to unitholders of record on November 4, 2008.
Hiland Holdings GP, LP Financial Results
Hiland Holdings GP, LP reported net income for the three months ended September 30, 2008 of $11.2 million ($0.52 per limited partner unit-basic) compared to net income of $1.7 million ($0.08 per limited partner unit-basic) for the three months ended September 30, 2007. Weighted average limited partner units outstanding were 21.6 million for the three months ended September 30, 2008 and September 30, 2007. Net income before minority interest was $18.0 million in the three months ended September 30, 2008 compared to net income before minority interest of $2.6 million in the three months ended September 30, 2007.
The increases in net income and net income before minority interest for the three months ended September 30, 2008 compared to the three months ended September 30, 2007 is primarily due to the reversal of approximately $7.8 million of the $8.1 million allowance for doubtful accounts and bad debt expense previously recorded in the second quarter of 2008 (see the header “SemGroup Payment” below for more discussion on this topic), increased non-cash gain on derivative transactions, increased total segment margin associated with favorable gross processing spreads, significantly higher average realized natural gas and natural gas liquids prices, volume growth at the Woodford Shale gathering system and volume growth at the expanded Badlands gathering system, including the nitrogen rejection plant which commenced operations in August 2007, offset by increased operations and maintenance, general and administrative, depreciation and interest expenses.
For the nine months ended September 30, 2008, Hiland Holdings GP, LP reported net income of $10.9 million ($0.51 per limited partner unit-basic) compared to net income of $3.6 million ($0.17 per limited partner unit-basic) for the nine months ended September 30, 2007. Weighted average limited partner units outstanding were 21.6 million for the nine months ended September 30, 2008 and September 30, 2007. Net income before minority interest was $15.3 million in the nine months ended September 30, 2008 compared to net income before minority interest of $5.7 million in the nine months ended September 30, 2007.
The increases in net income and net income before minority interest for the nine months ended September 30, 2008 compared to the nine months ended September 30, 2007 is primarily due to increased non-cash gain on derivative transactions, increased total segment margin associated with favorable gross processing spreads, significantly higher average realized natural gas and natural gas liquids prices, volume growth at the Woodford Shale gathering system which commenced operation in April 2007 and volume growth at the expanded Badlands gathering system, including the nitrogen rejection plant which commenced operations in August 2007, offset by approximately $2.3 million as a result of the Badlands nitrogen rejection plant being temporarily taken out of service due to equipment failure in the first quarter of 2008 and increased operations and maintenance, depreciation, general and administrative and interest expenses.
Hiland Holdings GP, LP’s share of distributions from Hiland Partners, LP, including distributions on its 2,321,471 common units, its 3,060,000 subordinated units, its two percent general partner interest, and the incentive distributions rights, will be approximately $7.2 million for the third quarter of 2008. On October 24, 2008, Hiland Holdings GP, LP announced an increase in its cash distribution for the third quarter of 2008. The declared quarterly distributions on the Partnership’s units were increased to $0.3175 per unit (an annualized rate of $1.27 per unit) from $0.3050 per unit (an annualized rate of $1.22 per unit) for the third quarter of 2008. This represents a 4.1% increase over the prior quarter and a 38.0% increase over the distribution for the same quarter of the prior year. The distribution will be paid on November 19, 2008 to unitholders of record on November 4, 2008.
“I am pleased with the third quarter financial and operating results given the challenges presented by this economic climate,” said Joseph L. Griffin, Hiland’s President and Chief Executive Officer. “We will release 2009 guidance later this year. Hiland currently has adequate capital resources to fund its announced expansion projects and ongoing system expansions without having to access the debt or equity markets.”
SemGroup Payment
On July 22, 2008, SemGroup, L.P. and certain subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code. Affiliates of SemGroup, L.P. purchase our natural gas liquids and condensate, primarily at our Bakken and Badlands plants and gathering systems. During the second quarter 2008, we established an allowance for doubtful accounts and bad debt expense of approximately $8.1 million for related product sales through June 30, 2008. On October 20, 2008, the United States Bankruptcy Court for the District of Delaware entered an order approving the assumption of a Natural Gas Liquids Marketing Agreement (the “SemStream Agreement”) between SemStream, L.P., an affiliate of SemGroup, L.P., and us relating to the sale of natural gas liquids and condensate at our Bakken and Badlands plants and gathering systems. As a result of the assumption, and in accordance with the order, on October 21, 2008, SemStream paid $12.1 million to us, representing amounts owed to us from SemStream for June and July 2008 product sales under the SemStream Agreement. The assumption of the SemStream Agreement restores us and SemStream, L.P. to our pre-bankruptcy contractual relationship.
Our third quarter results of operations reflect a reversal of approximately $7.8 million of the $8.1 million allowance for doubtful accounts and bad debt expense previously recorded in the second quarter of 2008. After receipt of the October 21 payment, our total pre-petition credit exposure to SemGroup, related to condensate sales to SemCrude, LLC, and outside of the SemStream Agreement, is approximately $0.3 million, which we have reserved as of September 30, 2008.
Conference Call Information
Hiland has scheduled a conference call for 10:00 am Central Time, Friday, November 7, 2008, to discuss the 2008 third quarter results. To participate in the call, dial 1.888.396.2298 and participant passcode 92002423, or access it live over the Internet at www.hilandpartners.com, on the “Investor Relations” section of the Partnership’s website.
Use of Non-GAAP Financial Measures
This press release and the accompanying schedules include the non-generally accepted accounting principles (“non-GAAP”) financial measures of adjusted net income, EBITDA, adjusted EBITDA, total segment margin and distributable cash flow. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income or any other GAAP measure of liquidity or financial performance.

About the Hiland Companies
Hiland Partners, LP is a publicly traded midstream energy partnership engaged in purchasing, gathering, compressing, dehydrating, treating, processing and marketing of natural gas, and fractionating, or separating, and marketing of natural gas liquids, or NGLs. The Partnership also provides air compression and water injection services for use in oil and gas secondary recovery operations. The Partnership’s operations are primarily located in the Mid-Continent and Rocky Mountain regions of the United States. Hiland Partners, LP’s midstream assets consist of fourteen natural gas gathering systems with approximately 2,087 miles of gathering pipelines, five natural gas processing plants, seven natural gas treating facilities and three NGL fractionation facilities. The Partnership’s compression assets consist of two air compression facilities and a water injection plant.
Hiland Holdings GP, LP owns the two percent general partner interest, 2,321,471 common units and 3,060,000 subordinated units in Hiland Partners, LP, and the incentive distribution rights of Hiland Partners, LP.
This press release may include certain statements concerning expectations for the future that are forward-looking statements. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in the Partnership’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

Contacts:	Derek Gipson, Director – Business Development and Investor Relations Hiland Partners, LP (580) 242-6040
— tables to follow —

Other Financial and Operating Data
Hiland Partners, LP – Results of Operations
Set forth in the table below is financial and operating data for Hiland Partners, LP.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
	(unaudited, in thousands)		(unaudited, in thousands)
Total Segment Margin Data:
Midstream revenues	$114,548	$66,431	$319,058	$191,691
Midstream purchases	81,895	45,789	238,586	137,320

Midstream segment margin	32,653	20,642	80,472	54,371
Compression revenues (A)	1,205	1,205	3,615	3,615

Total segment margin	$33,858	$21,847	$84,087	$57,986

Summary of Operations Data:
Midstream revenues	$114,548	$66,431	$319,058	$191,691
Compfression revenues	1,205	1,205	3,615	3,615

Total revenues	115,753	67,636	322,673	195,306

Midstream purchases (exclusive of items shown separately below)	81,895	45,789	238,586	137,320
Operations and maintenance	7,881	6,157	22,201	16,108
Depreciation, amortization and accretion	9,554	7,583	27,652	21,362
Bad debt	(7,799)	—	304	—
General and administrative	2,259	1,715	6,423	5,108

Total operating costs and expenses	93,790	61,244	295,166	179,898

Operating income	21,963	6,392	27,507	15,408
Other income (expense)	(3,322)	(3,138)	(10,047)	(7,495)

Net income	$18,641	$3,254	$17,460	$7,913

Maintenance capital expenditures	$1,737	$973	$4,681	$2,509
Expansion capital expenditures	17,841	29,051	33,265	70,809

Total capital expenditures	$19,578	$30,024	$37,946	$73,818

Operating Data:
Inlet natural gas (Mcf/d)	261,345	219,544	245,098	210,878
Natural gas sales (MMBtu/d)	95,889	84,281	89,615	78,998
NGL sales (Bbls/d)	6,036	4,721	5,763	4,340
Average realized natural gas sales price ($/MMBtu)	$7.57	$5.20	$8.00	$5.78
Average realized NGL sales price ($/gallon)	$1.55	$1.16	$1.53	$1.07

	September 30,	December 31,
	2008	2007
	(unaudited)
Balance Sheet Data (at period end):
Property and equipment, at cost, net	$333,900	$319,320
Total assets	$444,031	$410,473
Long-term debt, net of current maturities	$266,633	$226,104
Net equity	$139,045	$139,167
(A) Compression revenues and compression segment margin are the same. There are no compression purchases associated with the compression segment.

Reconciliation of adjusted net income to net income:

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2008	2007	2008	2007
	(unaudited, in thousands)		(unaudited, in thousands)
Reconciliation of Adjusted Net Income to Net Income
Net income	$18,641	$3,254	$17,460	$7,913

Non-cash loss (gain) on derivative transactions	(5,620)	(338)	(3,685)	(510)
Non-cash compensation expense	396	244	1,159	589
Bad debt expense (SemGroup, L.P.)	(7,799)	—	304	—

Adjusted net income	$5,618	$3,160	$15,238	$7,992

Adjusted net income, a non-GAAP financial measure, is calculated as net income adjusted for significant non-cash and non-recurring items. Adjusted net income is used as a supplemental financial measure by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others in evaluating performance relative to peers and prior reporting periods. Adjusted net income should not be considered as an alternative to net income or any other measures of financial performance presented in accordance with GAAP.  Our adjusted net income may not be comparable to adjusted net income or similarly titled measures of other entities, as other entities may not calculate adjusted net income in the same manner as we do.
Reconciliation of total segment margin to operating income:

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2008	2007	2008	2007
	(unaudited, in thousands)		(unaudited, in thousands)
Reconciliation of Total Segment Margin to Operating Income
Operating income	$21,963	$6,392	$27,507	$15,408
Add:
Operations and maintenance expenses	7,881	6,157	22,201	16,108
Depreciation, amortization and accretion	9,554	7,583	27,652	21,362
Bad debt expense (SemGroup, L.P.)	(7,799)	—	304	—
General and administrative expenses	2,259	1,715	6,423	5,108

Total segment margin	$33,858	$21,847	$84,087	$57,986

We view total segment margin, a non-GAAP financial measure, as an important performance measure of the core profitability of our operations because it is directly related to our volumes and commodity price changes. We review total segment margin monthly for consistency and trend analysis. We define midstream segment margin as midstream revenue less midstream purchases. Midstream purchases include the following costs and expenses: cost of natural gas and NGLs purchased by us from third parties, cost of natural gas and NGLs purchased by us from affiliates, and the cost of crude oil purchased by us from third parties. We define compression segment margin as the revenue derived from our compression segment. Our total segment margin may not be comparable to similarly titled measures of other entities, as other entities may not calculate total segment margin in the same manner we do.

Reconciliation of adjusted EBITDA to net income:

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2008	2007	2008	2007
	(unaudited, in thousands)		(unaudited, in thousands)
Reconciliation of adjusted EBITDA to Net Income
Net income	$18,641	$3,254	$17,460	$7,913
Add:
Depreciation, amortization and accretion	9,554	7,583	27,652	21,362
Amortization of deferred loan costs	147	114	426	290
Interest expense	3,271	3,126	9,888	7,519

EBITDA	$31,613	$14,077	55,426	37,084
Add:
Non-cash loss (gain) on derivative transactions	(5,620)	(338)	(3,685)	(510)
Non-cash compensation expense	396	244	1,159	589
Bad debt expense (SemGroup, L.P.)	(7,799)	—	304	—

Adjusted EBITDA	$18,590	$13,983	$53,204	$37,163

We define EBITDA, a non-GAAP financial measure, as net income plus interest expense, provisions for income taxes and depreciation, amortization and accretion expense. EBITDA is used as a supplemental financial measure by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others to assess: (1) the financial performance of our assets without regard to financial methods, capital structure or historical cost basis; (2) the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness; (3) our operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing or structure; and (4) the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities. EBITDA is also a financial measurement that, with certain negotiated adjustments, is reported to our banks and is used as a gauge for compliance with our financial covenants under our credit facility.  EBITDA should not be considered as an alternative to net income, operating income, cash flows from operating activities or any other measures of financial performance presented in accordance with GAAP.  Our EBITDA may not be comparable to EBITDA of similarly titled measures of other entities, as other entities may not calculate EBITDA in the same manner as we do.
We define adjusted EBITDA, a non-GAAP financial measure, as net income plus interest expense, provisions for income taxes and depreciation, amortization and accretion expense, adjusted for significant non-cash and non-recurring items. Adjusted EBITDA is used as a supplemental financial measure by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others to assess: (1) the financial performance of our assets without regard to financial methods, capital structure or historical cost basis; (2) the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness; (3) our operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing or structure; and (4) the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities. Adjusted EBITDA is also a financial measurement that, with certain negotiated adjustments, is reported to our banks and is used as a gauge for compliance with our financial covenants under our credit facility.  Adjusted EBITDA should not be considered as an alternative to net income, operating income, cash flows from operating activities or any other measures of financial performance presented in accordance with GAAP.  Our adjusted EBITDA may not be comparable to adjusted EBITDA of similarly titled measures of other entities, as other entities may not calculate adjusted EBITDA in the same manner as we do.

Reconciliation of distributable cash flow to net income:

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2008	2007	2008	2007
	(unaudited, in thousands)		(unaudited, in thousands)
Reconciliation of Distributable Cash Flow to Net Income
Net income	$18,641	$3,254	$17,460	$7,913
Add:
Depreciation, amortization and accretion	9,554	7,583	27,652	21,362
Amortization of deferred loan costs	147	114	426	290
Interest expense	3,271	3,126	9,888	7,519

EBITDA	$31,613	$14,077	55,426	37,084
Add:
Non-cash loss (gain) on derivative transactions	(5,620)	(338)	(3,685)	(510)
Non-cash compensation expense	396	244	1,159	589
Bad debt expense (SemGroup, L.P.)	(7,799)	—	304	—

Adjusted EBITDA	$18,590	$13,983	$53,204	$37,163
Less:
Cash interest expense	3,291	3,082	9,707	7,470
Maintenance capital expenditures	1,737	973	4,681	2,509
Payments on capital lease obligations	134	178	369	178
Bad debt expense (SemGroup, L.P.)	(7,799)	—	304	—

Distributable cash flow	$21,227	$9,750	$38,143	$27,006

We view distributable cash flow, a non-GAAP financial measure, as an important performance measure used by senior management to compare basic cash flows generated by the Partnership (prior to the establishment of any retained cash reserves by the Board of Directors) to the cash distributions expected to be paid to unitholders. Using this metric, management can compute the coverage ratio of estimated cash flows to planned cash distributions. Distributable cash flow is also an important non-GAAP financial measure for unitholders since it serves as an indicator of the Partnership’s success in providing a cash return on investment. The financial measure indicates to investors whether or not the Partnership is generating cash flow at a level that can sustain or support an increase in quarterly distribution rates. Distributable cash flow is also a quantitative standard used throughout the investment community with respect to publicly-traded partnerships because the value of such an entity generally is related to the amount of cash distributions the entity can pay to its unitholders. The GAAP financial measure most directly comparable to distributable cash flow is net income. Our distributable cash flow may not be comparable to similarly titled measures of other entities, as other entities may not calculate distributable cash flow in the same manner we do.

Other Financial and Operating Data
Hiland Holdings GP, LP – Results of Operations
Set forth in the table below is financial and operating data for Hiland Holdings GP, LP.

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2008	2007	2008	2007
	(unaudited, in thousands)		(unaudited, in thousands)
Total Segment Margin Data:
Midstream revenues	$114,548	$66,431	$319,058	$191,691
Midstream purchases	81,895	45,789	238,586	137,320

Midstream segment margin	32,653	20,642	80,472	54,371
Compression revenues (A)	1,205	1,205	3,615	3,615

Total segment margin (B)	$33,858	$21,847	$84,087	$57,986

Summary of Operations Data:
Midstream revenues	$114,548	$66,431	$319,058	$191,691
Compression revenues	1,205	1,205	3,615	3,615

Total revenues	115,753	67,636	322,673	195,306

Midstream purchases (exclusive of items shown separately below)	81,895	45,789	238,586	137,320
Operations and maintenance	7,881	6,157	22,201	16,108
Depreciation, amortization and accretion	9,842	7,870	28,513	22,222
Bad debt	(7,799)	—	304	—
General and administrative	2,597	2,054	7,615	6,383

Total operating costs and expenses	94,416	61,870	297,219	182,033

Operating income	21,337	5,766	25,454	13,273
Other income (expense)	(3,349)	(3,164)	(10,132)	(7,570)

Income before minority interest in income of Hiland Partners, LP	17,988	2,602	15,322	5,703
Minority interest in income of Hiland Partners, LP	(6,800)	(867)	(4,402)	(2,080)

Net income	$11,188)	$1,735	$10,920	$3,623

	Sept. 30,	December 31,
	2008	2007
	(unaudited)
Balance Sheet Data (at period end):
Property and equipment, at cost, net	$337,316	$323,073
Total assets	$453,417	$420,286
Long-term debt, net of current maturities	$266,633	$226,459
Minority interests	$126,912	$126,409
Net equity	$20,644	$22,135

(A)	Compression revenues and compression segment margin are the same. There are no compression purchases associated with the compression segment.

(B) Reconciliation of total segment margin to operating income:

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2008	2007	2008	2007
	(unaudited, in thousands)		(unaudited, in thousands)
Reconciliation of Total Segment Margin to Operating Income
Operating income	$21,337	$5,766	$25,454	$13,273
Add:
Operations and maintenance expenses	7,881	6,157	22,201	16,108
Depreciation, amortization and accretion	9,842	7,870	28,513	22,222
Bad debt expense	(7,799)	—	304	—
General and administrative expenses	2,597	2,054	7,615	6,383

Total segment margin	$33,858	$21,847	$84,087	$57,986

We view total segment margin, a non-GAAP financial measure, as an important performance measure of the core profitability of our operations because it is directly related to our volumes and commodity price changes. We review total segment margin monthly for consistency and trend analysis. We define midstream segment margin as midstream revenue less midstream purchases. Midstream purchases include the following costs and expenses: cost of natural gas and NGLs purchased by us from third parties, cost of natural gas and NGLs purchased by us from affiliates, and cost of crude oil purchased by us from third parties. We define compression segment margin as the revenue derived from our compression segment. Our total segment margin may not be comparable to similarly titled measures of other entities, as other entities may not calculate total segment margin in the same manner we do.